Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2020 Third Quarter

•	Third quarter revenue grows 11% as reported, 12% constant currency organic

•	EPS as reported increases to $1.23, adjusted EPS increases to $1.45

•	Outlook updated to reflect stronger than anticipated performance

DUBLIN, IRELAND - (February 10, 2020) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2020 third quarter ended December 31, 2019. Revenue as reported for the quarter increased 11% to $774.3 million compared with $696.2 million in the third quarter of fiscal 2019, with growth across all segments. Constant currency organic revenue (see Non-GAAP Financial Measures) growth was 12% for the third quarter of fiscal 2020.

“Our performance this year has continued to exceed our expectations,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Underlying Customer demand for our products and services remains strong. Based on our outperformance to date and expectations for the fourth quarter, we are increasing our guidance for revenue, earnings and cash flow for the full fiscal year.”

As reported, net income for the third quarter was $104.9 million, or $1.23 per diluted share, compared with net income of $47.9 million, or $0.56 per diluted share in the third quarter of fiscal 2019. Adjusted net income (see Non-GAAP Financial Measures) for the third quarter of fiscal 2020 was $124.0 million, or $1.45 per diluted share, compared with adjusted net income for the previous year’s third quarter of $107.2 million or $1.26 per diluted share.

Third Quarter Segment Results

Healthcare Products revenue as reported grew 8% in the quarter to $365.4 million compared with $338.3 million in the third quarter of fiscal 2019, driven by 13% growth in consumable revenue, 9% growth in service revenue and 3% growth in capital equipment revenue. Constant currency organic revenue growth for Healthcare Products was 8% during the quarter. Healthcare Products operating income was $89.8 million compared with $82.8 million in last year’s third quarter primarily due to the increase in volume and favorable revenue mix.

Fiscal 2020 third quarter revenue for Applied Sterilization Technologies increased 14% as reported to $156.3 million compared with $136.8 million in the same period last year. Constant currency organic revenue increased 15%, primarily driven by increased volume from the segment’s core medical device Customers. Segment operating income increased to $65.5 million in the third quarter of fiscal 2020 compared with operating income of $54.8 million in the same period last year, due primarily to revenue growth.

Healthcare Specialty Services as reported revenue grew 13% in the quarter to $143.9 million compared with $127.8 million in the third quarter of fiscal 2019. Constant currency organic revenue growth was 14%. Healthcare Specialty Services operating income was $15.4 million compared with $16.0 million in last year’s third quarter, benefiting from the increase in revenue, which was more than offset by investments being made to add capacity in anticipation of continuing demand.

Life Sciences third quarter revenue as reported grew 16% to $108.8 million compared with $93.5 million in the third quarter of fiscal 2019, driven by 36% growth in capital equipment revenue, 13% growth in consumable revenue and 6% growth in service revenue. Constant currency organic revenue grew 17% in the quarter. Operating income was $37.7 million compared with $33.1 million in the prior year’s third quarter, primarily driven by the increase in volume.

Cash Flow
Net cash provided by operations for the first nine months of fiscal 2020 was $391.3 million, compared with $360.6 million in fiscal 2019. Free cash flow (see Non-GAAP Financial Measures) for the first nine months of fiscal 2020 was $238.1 million compared with $252.9 million in the prior year period. The decline, as anticipated, in free cash flow is primarily due to increased capital spending.

Dividend Announcement
STERIS’s Board of Directors has approved a quarterly interim dividend of $0.37 per share. The dividend is payable March 26, 2020 to shareholders of record at the close of business on February 25, 2020.

Fiscal 2020 Outlook
Based on current performance and expectations for the full fiscal year, the Company is updating its prior outlook. Constant currency organic revenue growth is now expected to be approximately 9% compared with 7.5-8.5% previously. Reflecting December 31, 2019 forward rates, the Company now expects that currency movements will negatively impact as reported revenue by approximately $20 million in fiscal 2020. Adjusted earnings per diluted share are now anticipated to be at the high-end of the previously communicated range of $5.50 - $5.65.

Capital spending is anticipated to be approximately $240 million and free cash flow is expected to be approximately $340 million, both updated to reflect the timing of capital projects.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, February 11, 2020 at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on February 11, 2020, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10138127 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS’s MISSION IS TO HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:
Julie Winter, Senior Director, Investor Relations and Corporate Communications
Julie_Winter@steris.com
+1 440 392 7245

Media Contact:
Stephen Norton, Senior Director, Corporate Communications
Stephen_Norton@steris.com
+1 440 392 7482

Non-GAAP Financial Measures
Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.  Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.  The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, the re-measurement of deferred taxes and taxation of prior unremitted earnings impacts of the TCJA, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2019. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland ("Redomiciliation"), (b) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (c) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (d) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (e) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (f) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (g) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (h) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (i) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (j) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (k) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2019, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (l) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (m) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (n) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures, or of restructuring plans will not be realized or will be other than anticipated, and (o) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$774,261	$696,238	$2,207,904	$2,013,957
Cost of revenues, net	442,075	400,145	1,249,380	1,164,150
Total cost of revenues - restructuring	833	9,096	2,661	9,096
Total cost of revenues	442,908	409,241	1,252,041	1,173,246
Gross profit	331,353	286,997	955,863	840,711
Operating expenses:
Selling, general, and administrative	172,927	176,099	527,667	496,817
Research and development	16,487	15,167	48,321	47,160
Restructuring expenses	(448)	26,147	667	26,147
Total operating expenses	188,966	217,413	576,655	570,124

Income from operations	142,387	69,584	379,208	270,587
Non-operating expenses, net	8,435	11,824	28,539	34,517
Income tax expense	29,285	9,334	66,083	39,871
Net income	$104,667	$48,426	$284,586	$196,199
Less: Net income attributable to noncontrolling interests	(263)	568	297	893
Net income attributable to shareholders	$104,930	$47,858	$284,289	$195,306

Earnings per ordinary share (EPS) data:
Basic	$1.24	$0.57	$3.35	$2.31
Diluted	$1.23	$0.56	$3.32	$2.28

Cash dividends declared per share ordinary outstanding	$0.37	$0.34	$1.08	$0.99

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,788	84,540	84,740	84,587
Diluted number of shares outstanding	85,628	85,441	85,630	85,476

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	December 31,	March 31,
	2019	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$199,230	$220,633
Accounts receivable, net	544,405	564,830
Inventories, net	252,046	208,243
Prepaid expenses and other current assets	57,190	60,029
Total current assets	1,052,871	1,053,735

Property, plant, and equipment, net	1,102,604	1,031,582
Lease right-of-use assets, net	123,080	—
Goodwill	2,403,503	2,322,928
Intangibles, net	594,167	604,614
Other assets	59,356	60,212
Total assets	$5,335,581	$5,073,071
Liabilities and equity
Current liabilities:
Accounts payable	139,808	$152,913
Other current liabilities	310,998	312,283
Total current liabilities	450,806	465,196
Long-term indebtedness	1,136,964	1,183,227
Other liabilities	351,745	238,850
Total equity	3,396,066	3,185,798
Total liabilities and equity	$5,335,581	$5,073,071

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Revenues:	(Unaudited)	Unaudited)	(Unaudited)	(Unaudited)
Healthcare Products	$365,353	$338,264	$1,025,421	$951,779
Healthcare Specialty Services	143,869	127,761	414,816	374,564
Life Sciences	108,773	93,451	304,208	275,571
Applied Sterilization Technologies	156,266	136,762	463,459	412,043
Total revenues	$774,261	$696,238	$2,207,904	$2,013,957
Operating income (loss):
Healthcare Products	$89,849	$82,820	$250,510	$217,011
Healthcare Specialty Services	15,378	16,007	48,267	44,422
Life Sciences	37,731	33,129	103,085	96,260
Applied Sterilization Technologies	65,468	54,798	198,889	164,417
Corporate	(45,260)	(42,025)	(151,613)	(135,053)
Total operating income before adjustments	$163,166	$144,729	$449,138	$387,057
Less: Adjustments
Amortization of acquired intangible assets	$17,508	$33,894	$53,407	$68,907
Acquisition and integration related charges	1,721	1,816	5,585	6,197
Redomiciliation and tax restructuring costs	487	4,747	3,274	5,633
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(842)
Net loss (gain) on divestiture of businesses	76	(1,170)	2,553	(508)
Amortization of property "step up" to fair value	602	615	1,783	1,840
Restructuring charges	385	35,243	3,328	35,243
Total operating income	$142,387	$69,584	$379,208	$270,587

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Nine Months Ended December 31,
	2019	2018
Operating activities:	(Unaudited)	(Unaudited)
Net income	$284,586	$196,199
Non-cash items	163,524	185,750
Changes in operating assets and liabilities	(56,784)	(21,370)
Net cash provided by operating activities	391,326	360,579
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(153,649)	(113,236)
Proceeds from the sale of property, plant, equipment, and intangibles	387	5,563
Proceeds from the sale of businesses	439	(196)
Purchase of investments	—	(4,955)
Acquisition of businesses, net of cash acquired	(107,166)	(13,313)
Other	—	(13,425)
Net cash used in investing activities	(259,989)	(139,562)
Financing activities:
Payments on long-term obligations	—	(85,000)
(Payments) proceeds under credit facilities, net	(48,467)	35,416
Deferred financing fees and debt issuance costs	(1,206)	(298)
Acquisition related deferred or contingent consideration	(452)	(1,277)
Repurchases of ordinary shares	(40,322)	(56,254)
Cash dividends paid to ordinary shareholders	(91,595)	(83,750)
Distributions to noncontrolling interest	(840)	(255)
Contributions from noncontrolling interest	6,050	—
Stock option and other equity transactions, net	22,958	7,610
Net cash used in financing activities	(153,874)	(183,808)
Effect of exchange rate changes on cash and cash equivalents	1,134	(13,837)
(Decrease) increase in cash and cash equivalents	(21,403)	23,372
Cash and cash equivalents at beginning of period	220,633	201,534
Cash and cash equivalents at end of period	$199,230	$224,906

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Nine Months Ended December 31,
	2019	2018
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$391,326	$360,579
Purchases of property, plant, equipment, and intangibles, net	(153,649)	(113,236)
Proceeds from the sale of property, plant, equipment, and intangibles	387	5,563
Free Cash Flow	$238,064	$252,906

Twelve Months Ended
March 31, 2020
(Outlook*)
Calculation of Free Cash Flow for Outlook
Cash flows from operating activities	$580,000
Purchases of property, plant, equipment, and intangibles, net	(240,000)
Free Cash Flow	$340,000

* All amounts are estimates.

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2019	2018	2019	2018	2019	2019	2019	2019
Segment revenues:
Healthcare Products	$365,353	$338,264	$—	$—	$(459)	8.0%	8.0%	8.1%
Healthcare Specialty Services	143,869	127,761	—	(1,339)	(164)	12.6%	13.8%	13.9%
Life Sciences	108,773	93,451	—	—	(581)	16.4%	16.4%	17.0%
Applied Sterilization Technologies	156,266	136,762	—	—	(1,161)	14.3%	14.3%	15.1%
Total	$774,261	$696,238	$—	$(1,339)	$(2,365)	11.2%	11.4%	11.8%

	Nine months ended December 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2019	2018	2019	2018	2019	2019	2019	2019
Segment revenues:
Healthcare Products	$1,025,421	$951,779	$—	$—	$(3,537)	7.7%	7.7%	8.1%
Healthcare Specialty Services	414,816	374,564	—	(3,260)	(3,434)	10.7%	11.7%	12.6%
Life Sciences	304,208	275,571	—	—	(2,583)	10.4%	10.4%	11.3%
Applied Sterilization Technologies	463,459	412,043	—	—	(7,043)	12.5%	12.5%	14.2%
Total	$2,207,904	$2,013,957	$—	$(3,260)	$(16,597)	9.6%	9.8%	10.6%

	Three months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2019	2018	2019	2018	2019	2018	2019	2018
GAAP	$331,353	$286,997	$142,387	$69,584	$104,930	$47,858	$1.23	$0.56
Adjustments:
Amortization of acquired intangible assets	330	401	17,508	33,894
Acquisition and integration related charges	490	434	1,721	1,816
Redomiciliation and tax restructuring costs	—	—	487	4,747
Net loss (gain) on divestiture of businesses	—	—	76	(1,170)
Amortization of property "step up" to fair value	617	658	602	615
Restructuring charges	833	9,096	385	35,243
Net impact of adjustments after tax*					19,059	59,377
Net EPS impact							0.22	0.70
Adjusted	$333,623	$297,586	$163,166	$144,729	$123,989	$107,235	$1.45	$1.26
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Nine months ended December 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2019	2018	2019	2018	2019	2018	2019	2018
GAAP	$955,863	$840,711	$379,208	$270,587	$284,289	$195,306	$3.32	$2.28
Adjustments:
Amortization of acquired intangible assets	1,236	572	53,407	68,907
Acquisition and integration related charges	1,300	1,447	5,585	6,197
Redomiciliation and tax restructuring costs	—	—	3,274	5,633
(Gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(842)
Net loss (gain) on divestiture of businesses	—	—	2,553	(508)
Amortization of property "step up" to fair value	1,891	1,956	1,783	1,840
Restructuring charges	2,661	9,096	3,328	35,243
Net impact of adjustments after tax*					57,841	91,190
Net EPS impact							0.68	1.07
Adjusted	$962,951	$853,782	$449,138	$387,057	$342,130	$286,496	$4.00	$3.35
* The tax expense includes both the current and deferred income tax impact of the adjustments.

FY 2020 Outlook	Twelve Months Ended
March 31, 2020
(Outlook*)
Net income per diluted share	$4.68- $4.83
Amortization of acquired intangible assets	0.66
Acquisition and integration related charges	0.06
Redomiciliation and tax restructuring costs	0.03
Net loss on divestiture of businesses	0.02
Amortization of property "step up" to fair value	0.02
Restructuring charges	0.03
Adjusted net income per diluted share	$5.50- $5.65

* All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Third Quarter Fiscal 2020
For the Periods Ending December 31, 2019 and 2018
	FY 2020	FY 2019	FY 2020	FY 2019
Total Company Revenues	Q3	Q3	YTD	YTD
Consumables	$176,625	$155,986	$495,309	$450,729
Service	410,466	368,599	1,198,708	1,092,869
Total Recurring	$587,091	$524,585	$1,694,017	$1,543,598
Capital Equipment	$187,170	$171,653	$513,887	$470,359
Total Revenues	$774,261	$696,238	$2,207,904	$2,013,957
Ireland Revenues	$16,126	$14,215	$46,405	$40,873
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$562,502	$494,328	$1,611,755	$1,423,101
United States Revenues as a % of Total	73%	71%	73%	71%
International Revenues	$195,633	$187,695	$549,744	$549,983
International Revenues as a % of Total	25%	27%	25%	27%

Segment Data	FY 2020	FY 2019	FY 2020	FY 2019
Healthcare Products	Q3	Q3	YTD	YTD
Revenues
Consumables	$121,517	$107,451	$338,691	$309,545
Service	95,820	87,633	276,481	258,148
Total Recurring	$217,337	$195,084	$615,172	$567,693
Capital Equipment	148,016	143,180	410,249	384,086
Total Healthcare Products Revenues	$365,353	$338,264	$1,025,421	$951,779
Segment Operating Income	$89,849	$82,820	$250,510	$217,011

Healthcare Specialty Services
Healthcare Services Revenues	$143,869	$127,761	$414,816	$374,564
Segment Operating Income	$15,378	$16,007	$48,267	$44,422

Life Sciences
Revenues
Consumables	$46,370	$41,157	$132,939	$119,844
Service	30,641	28,931	86,276	83,438
Total Recurring	$77,011	$70,088	$219,215	$203,282
Capital Equipment	31,762	23,363	84,993	72,289
Total Life Sciences Revenues	$108,773	$93,451	$304,208	$275,571
Segment Operating Income	$37,731	$33,129	$103,085	$96,260

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$156,266	$136,762	$463,459	$412,043
Segment Operating Income	$65,468	$54,798	$198,889	$164,417

Corporate
Operating loss	$(45,260)	$(42,025)	$(151,613)	$(135,053)

Other Data	FY 2020	FY 2019	FY 2020	FY 2019
	Q3	Q3	YTD	YTD
Healthcare Products Backlog	$209,917	$215,672
Life Sciences Backlog	71,569	62,368
Total Backlog	$281,486	$278,040

GAAP Income Tax Rate	21.9%	16.2%	18.8%	16.9%
Adjusted Income Tax Rate	20.0%	18.9%	18.6%	18.5%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.